OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
(Including the Associated Preferred Share Purchase Rights)
OF
PYRAMID BREWERIES INC.
BY
PMID MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY
OF
INDEPENDENT BREWERS UNITED, INC.
AT
$2.75 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, AT THE END OF WEDNESDAY, JULY 30, 2008,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated July 2, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, relating to an offer by PMID Merger Sub, Inc., a Washington corporation (“Offeror”) and a wholly owned subsidiary of Independent Brewers United, Inc., a Delaware corporation (“Parent”), to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Pyramid Breweries Inc., a Washington corporation (“PMID”), together with the associated Preferred Share Purchase Rights, at a purchase price of $2.75 per Share, net to the seller in cash (the “Offer Price”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”) enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 — “Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase.

We are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.

Your attention is directed to the following:

1. The Offer Price is $2.75 per Share, net to sellers in cash, without interest.

2. The Offer is made for all issued and outstanding Shares.

3. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 27, 2008, by and among Parent, Offeror, Magic Hat Brewing Company & Performing Arts Center, Inc., as guarantor, and PMID (as it may be amended or supplemented from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the making of the Offer by Offeror, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Washington Business

Corporations Act (“WBCA”), Offeror will be merged with and into PMID (the “Merger”). If a number of Shares is tendered in the Offer that represents at least 50.1% of the total number of Shares outstanding on a fully diluted basis, Offeror may decide to waive the condition requiring that the number of Shares tendered is at least 66 2/3% of the total number of Shares on a fully diluted basis. In such event, the Merger Agreement provides that as promptly as practicable following the consummation of the Offer, PMID will prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement, to be distributed to PMID shareholders in connection with a special shareholders meeting to consider and vote upon the Merger. There can be no assurance in such event that Offeror would then own 66 2/3% of the outstanding Shares to vote on the Merger or that the Merger will be approved by the holders of such amount of outstanding Shares. If the Merger is not approved at the PMID special shareholders meeting conducted pursuant to the Merger Agreement, and Offeror is unable to acquire a sufficient amount of Shares in the Offer and any subsequent transactions in order to assure that the Merger will be consummated, Offeror currently intends to continue its efforts to acquire such Shares and may cause one or more special meetings of shareholders to be called to consider the Merger. Depending on the nature and the terms of the subsequent acquisition transaction, the provisions of the Washington Business Corporations Act may require the approval of PMID shareholders holding at least 66 2/3% of the outstanding Shares at a meeting duly called and held for the purpose of approving the transaction. Following the effective time of the Merger, PMID will continue as the surviving corporation and become a wholly owned subsidiary of Parent, and the separate corporate existence of Offeror will cease.

4. The board of directors of PMID has (i) approved the Merger Agreement, and deemed the Offer, the Merger and the transactions contemplated by the Merger Agreement advisable, fair to and in the best interests of PMID shareholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, (iii) taken all other action necessary to render the provisions of Chapter 23B.19 of the WBCA on Business Combinations with Interested Shareholders, if applicable, and the Company Rights inapplicable to each of the Offer and, the Merger and the other transactions contemplated by the Merger Agreement; and (iv) recommended that the PMID shareholders accept the Offer and tender Shares in the Offer.

5. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of Wednesday, July 30, 2008, unless the Offer is extended.

6. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer.

7. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that represents at least 66 2/3% of the total number of outstanding PMID Shares on a fully diluted basis, subject to the waiver of such condition by Offeror, which waiver is permitted only if there shall have been tendered and not properly withdrawn a number of Shares that represents at least 50.1% of the total number of outstanding Shares on a fully diluted basis. The Offer also is subject to other conditions set forth in the Offer to Purchase. See Section 14 — “Conditions of the Offer” of the Offer to Purchase.

The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. Parent and Offeror are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Parent and Offeror become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, Parent and Offeror will make a good faith effort to comply with that state statute. If, after a good faith effort, Parent and Offeror cannot comply with the state statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the PMID shareholders in that state.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the expiration of the Offer.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
PYRAMID BREWERIES INC.
BY
PMID MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY
OF
INDEPENDENT BREWERS UNITED, INC.
AT
$2.75 NET PER SHARE

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated July 2, 2008 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by PMID Merger Sub, Inc., a Washington corporation (“Offeror”) and a wholly owned subsidiary of Independent Brewers United, Inc., a Delaware corporation (“Parent”), to purchase for cash all the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Pyramid Breweries Inc., a Washington corporation (“PMID”), at a purchase price of $2.75 per Share, net to sellers in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in and the related Letter of Transmittal.

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be Tendered*

Dated:          , 2008

SIGN HERE

Signature(s)                                                             Please Print

Address

Area Code and Telephone

Tax Identification or Social Security Number(s)

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

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